Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Second Quarter 2014 Earnings
Earnings per share of $0.52 for second quarter 2014, up 41 percent from second quarter 2013 and 18 percent from first quarter 2014

CHICAGO, July 17, 2014 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $40.8 million, or $0.52 per diluted share, for the second quarter 2014, compared to $28.9 million, or $0.37 per diluted share, for the second quarter 2013 and $34.5 million, or $0.44 per diluted share, for the first quarter 2014. For the six months ended June 30, 2014, the Company had net income of $75.3 million, or $0.96 per diluted share, compared to $56.2 million, or $0.72 per diluted share, for the six months ended June 30, 2013.

“Our second quarter results reflect the benefit of our consistent focus on developing client relationships as higher net interest income and strong fee income led to net income of $40.8 million, a 41 percent increase over last year,” said Larry D. Richman, President and CEO, PrivateBancorp, Inc. “Total loans increased 10 percent year-over-year, with about $365 million in fundings to new clients in the second quarter. Operating profit was up 21 percent from a year ago on higher revenue driven by loan growth and lower credit costs.

“With a strong first half of the year behind us, I am pleased with our success in adding new clients and expanding our relationships with existing clients,” Richman continued. “Client sentiment continues to improve, and I like how we are positioned for the rest of the year to do more with commercial middle market companies as they grow their own businesses.”

Second Quarter 2014 Highlights

•	Return on average common equity improved to 11.9 percent and return on average assets improved to 1.14 percent for the second quarter 2014.

•
Operating profit increased to $67.9 million, up 21 percent from the second quarter 2013 and 13 percent from the first quarter 2014. Higher revenues from continued growth in earning assets and increased fee revenue drove the improvement in the efficiency ratio to 52.6 percent for the second quarter 2014, from 57.9 percent for the second quarter 2013 and 55.8 percent for the first quarter 2014.

•
Total loans increased to $11.1 billion, up 10 percent from a year ago and 2 percent from March 31, 2014, primarily driven by growth in commercial and industrial loans. Average loans grew $932.6 million from the second quarter 2013 and $335.7 million from the first quarter 2014.

•
Total deposits grew to $12.2 billion, compared to $11.3 billion as of June 30, 2013, and $11.9 billion as of March 31, 2014. Noninterest-bearing demand deposits increased $283.7 million during the quarter.

•	Net interest margin was 3.21 percent, compared to 3.22 percent for the second quarter 2013 and 3.23 percent for the first quarter 2014.

•	Provision for loan and covered loan losses was $327,000, as a $2.0 million provision for loan losses was offset by $1.7 million of covered loan recoveries recorded during the second quarter 2014.

Operating Performance

Net interest income was $112.4 million in the second quarter 2014, an increase of 8 percent compared to the second quarter 2013, and up 3 percent compared to the first quarter 2014. Compared to the previous periods, interest income benefited from higher average loans as loan yields continued to decline. Average loans increased 9 percent from the second quarter 2013 and 3 percent from the first quarter 2014. Interest expense declined to $16.6 million from $17.9 million for the second quarter 2013, largely reflecting the prepayment of a subordinated debt facility in the fourth quarter 2013, while a $385.7 million increase in average noninterest-bearing demand deposits was also beneficial. Net interest margin was 3.21 percent in the second quarter 2014, compared to 3.23 percent in the first quarter 2014 and 3.22 percent in the second quarter 2013. Larger-than-average interest recoveries in the first quarter 2014 contributed three basis points to net interest margin. On a sequential basis, net interest margin benefited from higher loan fees; however, the competitive environment continued to pressure loan pricing.

Noninterest income was $30.3 million in the second quarter 2014, up $1.3 million compared to the second quarter 2013 and $4.0 million compared to the first quarter 2014, primarily due to higher syndication fees. Syndication fees were $5.4 million, up $2.3 million compared to the second quarter 2013 and $2.1 million compared to the first quarter 2014, driven by strong loan activity during the current quarter. Mortgage banking revenue was $2.6 million compared to $3.2 million for the second quarter 2013 and $1.6 million for the first quarter 2014, reflecting industry-wide mortgage origination trends.

Capital markets revenue of $5.0 million, down from $6.0 million for the second quarter 2013, increased from $4.1 million for the first quarter 2014. Excluding the impact of the credit valuation adjustment, capital markets revenue increased $1.1 million on a sequential basis, primarily related to a higher level of foreign exchange-related transactions. Treasury management fees were $6.7 million in the second quarter 2014, up 8 percent from the second quarter 2013, largely due to additional client relationships, and were relatively unchanged from the first quarter 2014.

Asset management revenue was $4.4 million in the second quarter 2014, compared to $4.8 million for the second quarter 2013 and $4.3 million for the first quarter 2014. The prior-year period included fees generated by the investment management subsidiary sold at year-end. Assets under management and administration were $6.4 billion as of June 30, 2014, compared to $5.4 billion a year ago and $6.0 billion at March 31, 2014.

Expenses

Noninterest expense of $75.5 million was $1.8 million lower than the second quarter 2013 and down slightly compared to the first quarter 2014.

Salary and employee benefits expense was relatively unchanged compared to the first quarter 2014, as first quarter's seasonally higher payroll taxes and benefits were offset by a full quarter's impact of annual salary adjustments, additional performance-based incentive compensation, and higher revenue-based compensation. Compared to the second quarter 2013, salary and employee benefits expense increased 11 percent due to the impact of annual salary adjustments during the first quarter, additional staff, and increased incentive compensation based on improved performance.

Marketing expense was up $1.2 million compared to the first quarter 2014, primarily driven by the launch of an advertising campaign in the second quarter. Net foreclosed property expense decreased 50 percent compared to the second quarter 2013, primarily reflecting reduced inventory of foreclosed property (OREO). While expected to trend lower going forward, compared to the first quarter 2014, net foreclosed property expense was relatively unchanged at $2.8 million.

Other expenses declined $4.0 million from the second quarter 2013 and $2.3 million from the first quarter 2014. The second quarter 2013 included one-time charges of $3.0 million related to restructuring costs and a charge on repurchased loans. During the second quarter 2014, other expense benefited from a change in unfunded commitments, as certain nonperforming assets with related commitments were reduced.

Credit Quality

Nonperforming assets were 0.66 percent of total assets at June 30, 2014, down from 1.33 percent at June 30, 2013, and 0.82 percent at March 31, 2014. At June 30, 2014, nonperforming loans were $76.6 million, down $45.2 million from June 30, 2013, and $17.2 million from March 31, 2014. OREO of $19.8 million at June 30, 2014, declined $37.3 million from June 30, 2013, and $3.7 million from March 31, 2014.

The allowance for loan losses as a percentage of total loans was 1.32 percent at June 30, 2014, compared to 1.34 percent at March 31, 2014. The provision for loan losses was $2.0 million for the second quarter 2014 compared to $3.4 million for the first quarter 2014. Charge-off levels remained low and provision expense benefited from the release of specific reserves previously established for problem credits resolved in the second quarter 2014. Specific reserves declined $4.3 million from the first quarter 2014. General allocated reserves increased on a sequential basis, reflecting loan growth and changes in the composition of the loan portfolio.

Credit quality results exclude covered assets acquired through an FDIC-assisted transaction that are subject to a loss sharing agreement.

Balance Sheet

Total assets were $14.6 billion at June 30, 2014, up compared to $13.5 billion at June 30, 2013, and $14.3 billion at March 31, 2014. Total loans of $11.1 billion grew $1.0 billion, or 10 percent, from June 30, 2013, and $212.0 million, or 2 percent, from the previous quarter end. Excluded from total loans at June 30, 2014, were $80.7 million of loans held-for-sale, composed of $60.4 million in commercial credits funded in the second quarter that are expected to be syndicated and mortgage loans to be sold in the third quarter. At June 30, 2014, total commercial loans comprised 68 percent of total loans, up from 66 percent a year ago, and total commercial real estate and construction loans comprised 26 percent of total loans, down slightly from 27 percent at June 30, 2013. The Company's investment securities portfolio was $2.6 billion at June 30, 2014, up 2 percent from June 30, 2013, and consistent with March 31, 2014.

Total liabilities were $13.2 billion at June 30, 2014, up compared to $12.2 billion at June 30, 2013, and $13.0 billion compared to March 31, 2014. Total deposits were $12.2 billion at June 30, 2014, an increase of $927.9 million, or 8 percent, from June 30, 2013, and $350.0 million, or 3 percent, from March 31, 2014. Noninterest bearing demand deposits comprised 28 percent of total deposits at June 30, 2014, up from 24 percent at June 30, 2013, and 26 percent at March 31, 2014. At June 30, 2014, the loan-to-deposit ratio was 91 percent, compared to 89 percent as of June 30, 2013, and 92 percent as of March 31, 2014.

Capital

As of June 30, 2014, the total risk-based capital ratio was 13.41 percent, the Tier 1 risk-based capital ratio was 11.24 percent, and the leverage ratio was 10.63 percent. The Tier 1 common capital ratio was 9.42 percent (excluding the effect of the final Basel III capital rules that go into effect January 2015) and the tangible common equity ratio was 8.94 percent at the end of the second quarter 2014.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Thursday, July 17, 2014, at 10 a.m. CDT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #57714115. A live webcast of the call can be accessed on the Company website at: investor.theprivatebank.com or by visiting the Investor Relations tab under the About Us section. A rebroadcast will be available beginning approximately two hours after the call until midnight July 30, 2014, by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #57714115.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of June 30, 2014, the Company had 33 offices in 10 states and $14.6 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	continued uncertainty regarding U.S. and global economic outlook that may impact market conditions or prolong weakness in demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater than expected paydowns or payoffs of existing loans;

•	unanticipated changes in interest rates;

•	competitive pressures in the financial services industry that may affect the pricing of the Company’s loan and deposit products as well as its services;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	lack of sufficient or cost-effective sources of liquidity or funding as and when needed;

•	loss of key personnel or an inability to recruit and retain appropriate talent;

•	greater than anticipated impact on costs, revenues and offered products and services associated with the implementation of other regulatory changes; or

•	failures or disruptions to our data processing or other information or operational systems, including the potential impact of disruptions or breaches at our third party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest Income
Loans, including fees	$113,696	$107,407	$223,895	$214,194
Federal funds sold and interest-bearing deposits in banks	139	112	281	320
Securities:
Taxable	13,625	12,519	26,880	25,341
Exempt from Federal income taxes	1,432	1,532	2,961	3,034
Other interest income	59	62	92	152
Total interest income	128,951	121,632	254,109	243,041
Interest Expense
Interest-bearing demand deposits	842	1,034	1,784	2,149
Savings deposits and money market accounts	4,087	3,887	8,061	8,286
Time and brokered time deposits	5,034	4,956	9,840	10,085
Short-term and secured borrowings	141	410	337	528
Long-term debt	6,496	7,613	12,984	15,221
Total interest expense	16,600	17,900	33,006	36,269
Net interest income	112,351	103,732	221,103	206,772
Provision for loan and covered loan losses	327	8,843	4,034	19,200
Net interest income after provision for loan and covered loan losses	112,024	94,889	217,069	187,572
Non-interest Income
Asset management	4,440	4,800	8,787	9,194
Mortgage banking	2,626	3,198	4,258	7,368
Capital markets products	5,006	6,048	9,089	11,087
Treasury management	6,676	6,209	13,275	12,133
Loan, letter of credit and commitment fees	4,806	4,282	9,440	8,359
Syndication fees	5,440	3,140	8,753	6,972
Deposit service charges and fees and other income	1,069	1,196	2,366	3,587
Net securities gains	196	136	527	777
Total non-interest income	30,259	29,009	56,495	59,477
Non-interest Expense
Salaries and employee benefits	44,405	39,854	89,025	82,994
Net occupancy expense	7,728	7,387	15,504	14,921
Technology and related costs	3,205	3,476	6,488	6,940
Marketing	3,589	3,695	6,002	6,012
Professional services	2,905	1,782	5,664	3,681
Outsourced servicing costs	1,850	1,964	3,314	3,598
Net foreclosed property expenses	2,771	5,555	5,594	12,198
Postage, telephone, and delivery	927	981	1,752	1,824
Insurance	3,016	2,804	5,919	5,343
Loan and collection expense	1,573	2,280	2,629	5,057
Other expenses	3,496	7,477	9,324	13,650
Total non-interest expense	75,465	77,255	151,215	156,218
Income before income taxes	66,818	46,643	122,349	90,831
Income tax provision	25,994	17,728	47,020	34,646
Net income available to common stockholders	$40,824	$28,915	$75,329	$56,185
Per Common Share Data
Basic earnings per share	$0.52	$0.37	$0.97	$0.72
Diluted earnings per share	$0.52	$0.37	$0.96	$0.72
Cash dividends declared	$0.01	$0.01	$0.02	$0.02
Weighted-average common shares outstanding	77,062	76,415	76,869	76,280
Weighted-average diluted common shares outstanding	77,806	76,581	77,612	76,393

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	2Q14	1Q14	4Q13	3Q13	2Q13
Interest Income
Loans, including fees	$113,696	$110,199	$110,723	$108,912	$107,407
Federal funds sold and interest-bearing deposits in banks	139	142	221	111	112
Securities:
Taxable	13,625	13,255	13,038	12,931	12,519
Exempt from Federal income taxes	1,432	1,529	1,604	1,562	1,532
Other interest income	59	33	34	61	62
Total interest income	128,951	125,158	125,620	123,577	121,632
Interest Expense
Interest-bearing demand deposits	842	942	1,021	1,032	1,034
Savings deposits and money market accounts	4,087	3,974	4,169	3,895	3,887
Time and brokered time deposits	5,034	4,806	5,062	5,014	4,956
Short-term and secured borrowings	141	196	161	161	410
Long-term debt	6,496	6,488	6,751	7,640	7,613
Total interest expense	16,600	16,406	17,164	17,742	17,900
Net interest income	112,351	108,752	108,456	105,835	103,732
Provision for loan and covered loan losses	327	3,707	4,476	8,120	8,843
Net interest income after provision for loan and covered loan losses	112,024	105,045	103,980	97,715	94,889
Non-interest Income
Asset management	4,440	4,347	4,613	4,570	4,800
Mortgage banking	2,626	1,632	1,858	2,946	3,198
Capital markets products	5,006	4,083	5,720	3,921	6,048
Treasury management	6,676	6,599	6,321	6,214	6,209
Loan, letter of credit and commitment fees	4,806	4,634	4,474	4,384	4,282
Syndication fees	5,440	3,313	2,153	4,322	3,140
Deposit service charges and fees and other income	1,069	1,297	1,322	1,298	1,196
Net securities gains	196	331	279	118	136
Total non-interest income	30,259	26,236	26,740	27,773	29,009
Non-interest Expense
Salaries and employee benefits	44,405	44,620	42,575	41,360	39,854
Net occupancy expense	7,728	7,776	7,548	7,558	7,387
Technology and related costs	3,205	3,283	3,443	3,343	3,476
Marketing	3,589	2,413	3,592	2,986	3,695
Professional services	2,905	2,759	2,393	2,465	1,782
Outsourced servicing costs	1,850	1,464	1,612	1,607	1,964
Net foreclosed property expenses	2,771	2,823	3,600	4,396	5,555
Postage, telephone, and delivery	927	825	845	852	981
Insurance	3,016	2,903	2,934	2,590	2,804
Loan and collection expense	1,573	1,056	2,351	1,345	2,280
Other expenses	3,496	5,828	4,934	2,767	7,477
Total non-interest expense	75,465	75,750	75,827	71,269	77,255
Income before income taxes	66,818	55,531	54,893	54,219	46,643
Income tax provision	25,994	21,026	21,187	21,161	17,728
Net income available to common stockholders	$40,824	$34,505	$33,706	$33,058	$28,915
Per Common Share Data
Basic earnings per share	$0.52	$0.44	$0.43	$0.42	$0.37
Diluted earnings per share	$0.52	$0.44	$0.43	$0.42	$0.37
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	77,062	76,675	76,533	76,494	76,415
Weighted-average diluted common shares outstanding	77,806	77,417	76,967	76,819	76,581

Consolidated Balance Sheets
(Dollars in thousands)
	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$247,048	$233,685	$133,518	$247,460	$150,683
Federal funds sold and interest-bearing deposits in banks	160,349	117,446	306,544	180,608	147,699
Loans held-for-sale	80,724	26,262	26,816	27,644	34,803
Securities available-for-sale, at fair value	1,527,747	1,577,406	1,602,476	1,611,022	1,580,179
Securities held-to-maturity, at amortized cost	1,066,216	1,023,214	921,436	931,342	955,688
Federal Home Loan Bank ("FHLB") stock	28,666	30,005	30,005	34,063	34,063
Loans – excluding covered assets, net of unearned fees	11,136,942	10,924,985	10,644,021	10,409,443	10,094,636
Allowance for loan losses	(146,491)	(146,768)	(143,109)	(145,513)	(148,183)
Loans, net of allowance for loan losses and unearned fees	10,990,451	10,778,217	10,500,912	10,263,930	9,946,453
Covered assets	81,047	94,349	112,746	140,083	158,326
Allowance for covered loan losses	(14,375)	(16,571)	(16,511)	(21,653)	(24,995)
Covered assets, net of allowance for covered loan losses	66,672	77,778	96,235	118,430	133,331
Other real estate owned, excluding covered assets	19,823	23,565	28,548	35,310	57,134
Premises, furniture, and equipment, net	40,088	39,556	39,704	36,445	37,025
Accrued interest receivable	36,568	39,273	37,004	35,758	38,325
Investment in bank owned life insurance	54,500	54,184	53,865	53,539	53,216
Goodwill	94,041	94,041	94,041	94,484	94,496
Other intangible assets	7,381	8,136	8,892	10,486	11,266
Derivative assets	47,012	44,528	48,422	57,771	57,361
Other assets	135,118	137,486	157,328	130,848	144,771
Total assets	$14,602,404	$14,304,782	$14,085,746	$13,869,140	$13,476,493
Liabilities
Demand deposits:
Noninterest-bearing	$3,387,424	$3,103,736	$3,172,676	$3,106,986	$2,736,868
Interest-bearing	1,230,681	1,466,095	1,470,856	1,183,471	1,234,134
Savings deposits and money market accounts	5,033,247	4,786,398	4,799,561	4,778,057	4,654,930
Time deposits	1,299,616	1,320,466	1,336,522	1,333,232	1,355,522
Brokered time deposits	1,285,233	1,209,466	1,234,026	1,430,810	1,326,878
Total deposits	12,236,201	11,886,161	12,013,641	11,832,556	11,308,332
Short-term and secured borrowings	235,319	333,400	8,400	131,400	308,700
Long-term debt	626,793	627,793	627,793	499,793	499,793
Accrued interest payable	6,282	6,251	6,326	6,042	5,963
Derivative liabilities	35,402	40,522	48,890	55,933	62,014
Other liabilities	64,586	67,409	78,792	69,728	58,651
Total liabilities	13,204,583	12,961,536	12,783,842	12,595,452	12,243,453
Equity
Common stock:
Voting	75,526	75,428	75,240	75,240	75,238
Nonvoting	1,585	1,585	1,585	1,585	1,585
Treasury stock	(945)	(1,697)	(6,415)	(7,303)	(9,001)
Additional paid-in capital	1,024,869	1,021,436	1,022,023	1,019,143	1,016,615
Retained earnings	273,380	233,347	199,627	166,700	134,423
Accumulated other comprehensive income, net of tax	23,406	13,147	9,844	18,323	14,180
Total equity	1,397,821	1,343,246	1,301,904	1,273,688	1,233,040
Total liabilities and equity	$14,602,404	$14,304,782	$14,085,746	$13,869,140	$13,476,493
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	2Q14		1Q14		4Q13		3Q13		2Q13
Selected Statement of Income Data:
Net interest income	$112,351		$108,752		$108,456		$105,835		$103,732
Net revenue (1)(2)	$143,354		$135,788		$136,036		$134,426		$133,546
Operating profit (1)(2)	$67,889		$60,038		$60,209		$63,157		$56,291
Provision for loan and covered loan losses	$327		$3,707		$4,476		$8,120		$8,843
Income before income taxes	$66,818		$55,531		$54,893		$54,219		$46,643
Net income available to common stockholders	$40,824		$34,505		$33,706		$33,058		$28,915
Per Common Share Data:
Basic earnings per share	$0.52		$0.44		$0.43		$0.42		$0.37
Diluted earnings per share	$0.52		$0.44		$0.43		$0.42		$0.37
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$17.90		$17.21		$16.75		$16.40		$15.88
Tangible book value (period end) (1)(2)	$16.61		$15.90		$15.43		$15.05		$14.52
Market value (period end)	$29.06		$30.51		$28.93		$21.40		$21.22
Book value multiple (period end)	1.62	x	1.77	x	1.73	x	1.31	x	1.34	x
Share Data:
Weighted-average common shares outstanding	77,062		76,675		76,533		76,494		76,415
Weighted-average diluted common shares outstanding	77,806		77,417		76,967		76,819		76,581
Common shares issued (period end)	78,101		78,108		77,982		77,993		78,015
Common shares outstanding (period end)	78,069		78,049		77,708		77,680		77,630
Performance Ratio:
Return on average common equity	11.88%		10.48%		10.28%		10.43%		9.28%
Return on average assets	1.14%		1.00%		0.96%		0.96%		0.86%
Return on average tangible common equity (1)(2)	12.97%		11.50%		11.33%		11.55%		10.30%
Net interest margin (1)(2)	3.21%		3.23%		3.18%		3.18%		3.22%
Fee revenue as a percent of total revenue (1)	21.11%		19.24%		19.61%		20.72%		21.77%
Non-interest income to average assets	0.84%		0.76%		0.76%		0.81%		0.87%
Non-interest expense to average assets	2.10%		2.19%		2.16%		2.07%		2.31%
Net overhead ratio (1)	1.26%		1.43%		1.40%		1.26%		1.44%
Efficiency ratio (1)(2)	52.64%		55.79%		55.74%		53.02%		57.85%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	91.02%		91.91%		88.60%		87.97%		89.27%
Average interest-earning assets to average interest-bearing liabilities	143.72%		143.43%		144.87%		140.72%		139.76%
Capital Ratios (period end):
Total risk-based capital (1)	13.41%		13.39%		13.30%		13.48%		13.70%
Tier 1 risk-based capital (1)	11.24%		11.19%		11.08%		11.05%		11.04%
Tier 1 leverage ratio (1)	10.63%		10.60%		10.37%		10.32%		10.25%
Tier 1 common equity to risk-weighted assets (1)(2)(4)	9.42%		9.33%		9.19%		9.11%		9.05%
Tangible common equity to tangible assets (1)(2)	8.94%		8.74%		8.57%		8.49%		8.43%
Total equity to total assets	9.57%		9.39%		9.24%		9.18%		9.15%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

(4)
For purposes of our presentation, we calculate this ratio under currently effective requirements and without giving effect to the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)

	2Q14	1Q14	4Q13	3Q13	2Q13
Additional Selected Information:
(Increase) decrease credit valuation adjustment on capital markets derivatives (1)	$(250)	$(66)	$619	$(521)	$1,882
Salaries and employee benefits:
Salaries and wages	$25,671	$24,973	$23,971	$23,639	$23,397
Share-based costs	3,892	3,685	3,316	3,261	3,236
Incentive compensation and commissions	10,493	8,244	11,711	10,753	9,240
Payroll taxes, insurance and retirement costs	4,349	7,718	3,577	3,707	3,981
Total salaries and employee benefits	$44,405	$44,620	$42,575	$41,360	$39,854

(Release) provision for unfunded commitments	$(339)	$496	$1,019	$(1,346)	$467

Assets under management and administration (AUMA) (1)	$6,361,560	$6,036,381	$5,731,980	$5,570,614	$5,427,498
Custody assets included in AUMA	$2,928,116	$2,663,502	$2,506,291	$2,427,093	$2,351,163

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)

	2Q14	1Q14	4Q13	3Q13	2Q13
Basic earnings per common share
Net income	$40,824	$34,505	$33,706	$33,058	$28,915
Net income allocated to participating stockholders (2)	(519)	(613)	(664)	(655)	(576)
Net income allocated to common stockholders	$40,305	$33,892	$33,042	$32,403	$28,339
Weighted-average common shares outstanding	77,062	76,675	76,533	76,494	76,415
Basic earnings per common share	$0.52	$0.44	$0.43	$0.42	$0.37
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$40,308	$33,897	$33,046	$32,406	$28,340
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	77,062	76,675	76,533	76,494	76,415
Dilutive effect of stock awards	744	742	434	325	166
Weighted-average diluted common shares outstanding	$77,806	$77,417	$76,967	$76,819	$76,581
Diluted earnings per common share	$0.52	$0.44	$0.43	$0.42	$0.37

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and nonvested restricted stock awards).

(3)
Earnings allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Composition (excluding covered assets (1))
(Dollars in thousands)

	6/30/14	% of Total	3/31/14	% of Total	12/31/13	% of Total	9/30/13	% of Total	6/30/13	% of Total
	(Unaudited)		(Unaudited)		(Audited)		(Unaudited)		(Unaudited)
Commercial and industrial	$5,871,425	53%	$5,652,008	52%	$5,457,574	51%	$5,384,222	52%	$5,019,494	50%
Commercial - owner-occupied CRE	1,699,861	15%	1,744,940	16%	1,674,260	16%	1,604,470	15%	1,641,973	16%
Total commercial	7,571,286	68%	7,396,948	68%	7,131,834	67%	6,988,692	67%	6,661,467	66%
Commercial real estate	1,985,273	18%	1,974,534	18%	1,987,307	19%	1,914,725	18%	1,981,541	20%
Commercial real estate - multi-family	533,854	5%	524,872	5%	513,194	5%	573,371	6%	520,160	5%
Total commercial real estate	2,519,127	23%	2,499,406	23%	2,500,501	24%	2,488,096	24%	2,501,701	25%
Construction	360,313	3%	335,476	3%	293,387	3%	237,440	3%	211,976	2%
Residential real estate	337,329	3%	337,832	3%	341,868	3%	346,619	3%	347,629	3%
Home equity	144,081	1%	147,574	1%	149,732	1%	148,058	1%	159,958	2%
Personal	204,806	2%	207,749	2%	226,699	2%	200,538	2%	211,905	2%
Total loans	$11,136,942	100%	$10,924,985	100%	$10,644,021	100%	$10,409,443	100%	$10,094,636	100%

(1)	Refer to Glossary of Terms for definition.

Commercial Loans Composition by Industry Segment (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	June 30, 2014		March 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Manufacturing	$1,712,112	23%	$1,693,837	23%	$1,583,679	22%
Healthcare	1,740,045	23%	1,733,221	23%	1,653,596	23%
Wholesale trade	702,216	9%	680,930	9%	695,049	10%
Finance and insurance	690,722	9%	619,757	8%	643,119	9%
Real estate, rental and leasing	491,788	6%	461,619	6%	444,210	6%
Professional, scientific and technical services	492,476	7%	462,657	7%	454,373	7%
Administrative, support, waste management and remediation services	465,097	6%	433,379	6%	449,777	6%
Architecture, engineering and construction	271,055	4%	258,868	3%	249,444	4%
Retail	240,950	3%	263,924	4%	223,541	3%
All other (2)	764,825	10%	788,756	11%	735,046	10%
Total commercial (3)	$7,571,286	100%	$7,396,948	100%	$7,131,834	100%

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Unaudited)
	June 30, 2014		March 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate Portfolio
Land	$171,588	7%	$205,705	8%	$216,176	9%
Residential 1-4 family	90,634	4%	99,917	4%	103,568	4%
Multi-family	533,854	21%	524,872	21%	513,194	20%
Industrial/warehouse	278,681	11%	275,065	11%	271,230	11%
Office	476,380	19%	461,379	18%	470,790	19%
Retail	539,602	21%	494,728	20%	490,955	19%
Healthcare	143,466	6%	150,528	6%	167,226	7%
Mixed use/other	284,922	11%	287,212	12%	267,362	11%
Total commercial real estate	$2,519,127	100%	$2,499,406	100%	$2,500,501	100%
Construction Portfolio
Residential 1-4 family	$24,541	7%	$22,880	7%	$20,960	7%
Multi-family	83,797	23%	88,075	26%	58,131	20%
Industrial/warehouse	26,210	7%	20,054	6%	29,343	10%
Office	14,531	4%	23,375	7%	20,596	7%
Retail	88,376	25%	89,397	27%	83,640	28%
Healthcare	78,226	22%	60,234	18%	43,506	15%
Mixed use/other	44,632	12%	31,461	9%	37,211	13%
Total construction	$360,313	100%	$335,476	100%	$293,387	100%

(1)	Refer to Glossary of Terms for definition.

(2)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.

(3)	Includes owner-occupied commercial real estate of $1.7 billion at June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	2Q14	1Q14	4Q13	3Q13	2Q13
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	0.08%	-0.01%	0.28%	0.40%	0.56%
Nonperforming loans to total loans	0.69%	0.86%	0.89%	1.09%	1.20%
Nonperforming loans to total assets	0.52%	0.66%	0.67%	0.82%	0.90%
Nonperforming assets to total assets	0.66%	0.82%	0.87%	1.07%	1.33%
Allowance for loan losses to:
Total loans	1.32%	1.34%	1.34%	1.40%	1.47%
Nonperforming loans	191%	156%	152%	128%	122%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	76,589	93,827	94,238	113,286	121,759
OREO	19,823	23,565	28,548	35,310	57,134
Total nonperforming assets	$96,412	$117,392	$122,786	$148,596	$178,893
Restructured loans accruing interest	$32,982	$26,462	$20,176	$32,343	$48,281
Loans past due and still accruing
30-59 days	$3,566	$4,296	$7,854	$3,602	$7,750
60-89 days	$117	$8,792	$1,016	$3,000	$3,016
Total loans past due and still accruing	$3,683	$13,088	$8,870	$6,602	$10,766
Special mention loans	$119,878	$87,329	$71,257	$67,518	$92,880
Potential problem loans	$125,033	$106,474	$101,772	$101,324	$97,196

Nonperforming Loans Rollforward
Beginning balance	$93,827	$94,238	$113,286	$121,759	$128,657
Additions:
New nonaccrual loans	16,327	14,882	20,082	25,642	26,190
Reductions:
Return to performing status	—	(119)	(370)	—	(2,288)
Paydowns and payoffs, net of advances	(19,936)	(3,326)	(16,464)	(12,205)	(246)
Net sales	(7,875)	(6,327)	(4,438)	(1,119)	(12,601)
Transfer to OREO	(1,111)	(689)	(6,642)	(1,036)	(3,366)
Transfer to loans held for sale	—	—	—	(7,359)	—
Charge-offs	(4,643)	(4,832)	(11,216)	(12,396)	(14,587)
Total reductions	(33,565)	(15,293)	(39,130)	(34,115)	(33,088)
Balance at end of period	$76,589	$93,827	$94,238	$113,286	$121,759

OREO Rollforward
Beginning balance	$23,565	$28,548	$35,310	$57,134	$73,857
New foreclosed properties	1,111	689	6,642	1,036	3,366
Valuation adjustments	(2,252)	(1,463)	(3,138)	(5,734)	(6,128)
Disposals:
Sales proceeds	(2,539)	(3,892)	(10,273)	(18,902)	(14,677)
Net (loss) gains on sale	(62)	(317)	7	1,776	716
Balance at end of period	$19,823	$23,565	$28,548	$35,310	$57,134

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
June 30, 2014
Commercial	$114,165	1.5%	$114,443	1.5%	$34,522	0.5%	$7,571,286
Commercial real estate	773	*	1,924	0.1%	21,953	0.9%	2,519,127
Construction	—	—%	—	—%	—	—%	360,313
Residential real estate	2,778	0.8%	6,661	2.0%	9,337	2.8%	337,329
Home equity	1,939	1.3%	1,990	1.4%	10,197	7.1%	144,081
Personal	223	0.1%	15	*	580	0.3%	204,806
Total	$119,878	1.1%	$125,033	1.1%	$76,589	0.7%	$11,136,942

March 31, 2014
Commercial	$79,362	1.1%	$92,962	1.3%	$31,074	0.4%	$7,396,948
Commercial real estate	1,004	*	4,677	0.2%	40,928	1.6%	2,499,406
Construction	—	—%	—	—%	—	—%	335,476
Residential real estate	4,000	1.2%	6,613	2.0%	9,354	2.8%	337,832
Home equity	2,774	1.9%	2,171	1.5%	11,846	8.0%	147,574
Personal	189	0.1%	51	*	625	0.3%	207,749
Total	$87,329	0.8%	$106,474	1.0%	$93,827	0.9%	$10,924,985

*	Less than 0.1%.

Nonaccrual loans
	2Q14	1Q14	4Q13	3Q13	2Q13
Nonaccrual loans
Commercial	$34,522	$31,074	$24,779	$26,881	$47,782
Commercial real estate	21,953	40,928	46,953	62,954	45,759
Residential real estate	9,337	9,354	9,976	11,237	12,812
Personal and home equity	10,777	12,471	12,530	12,214	15,406
Total	$76,589	$93,827	$94,238	$113,286	$121,759
Nonaccrual loans as a percent of total loan type:
Commercial	0.5%	0.4%	0.4%	0.4%	0.7%
Commercial real estate	0.9%	1.6%	1.9%	2.5%	1.8%
Residential real estate	2.8%	2.8%	2.9%	3.2%	3.7%
Personal and home equity	3.1%	3.5%	3.3%	3.5%	4.1%
Total	0.7%	0.9%	0.9%	1.1%	1.2%

(1)	Refer to Glossary of Terms for definition.

Nonaccrual Loan Stratification (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

	$10.0 Million or More	$5.0 to $9.9 Million	$3.0 to $4.9 Million	$1.5 to $2.9 Million	Under $1.5 Million	Total
June 30, 2014
Amount:
Commercial	$12,113	$8,004	$3,059	$4,023	$7,323	$34,522
Commercial real estate	—	5,562	—	4,564	11,827	21,953
Residential real estate	—	—	4,438	—	4,899	9,337
Personal and home equity	—	—	—	—	10,777	10,777
Total	$12,113	$13,566	$7,497	$8,587	$34,826	$76,589

Number of borrowers:
Commercial	1	1	1	2	22	27
Commercial real estate	—	1	—	2	24	27
Residential real estate	—	—	1	—	28	29
Personal and home equity	—	—	—	—	51	51
Total	1	2	2	4	125	134

March 31, 2014
Amount:
Commercial	$—	$16,289	$—	$6,585	$8,200	$31,074
Commercial real estate	—	14,325	7,693	2,563	16,347	40,928
Residential real estate	—	—	3,438	—	5,916	9,354
Personal and home equity	—	—	—	—	12,471	12,471
Total	$—	$30,614	$11,131	$9,148	$42,934	$93,827

Number of borrowers:
Commercial	—	2	—	3	25	30
Commercial real estate	—	2	2	1	28	33
Residential real estate	—	—	1	—	28	29
Personal and home equity	—	—	—	—	51	51
Total	—	4	3	4	132	143

(1)	Refer to Glossary of Terms for definition.

Foreclosed Real Estate (OREO), excluding covered assets (1)
(Dollars in thousands)
(Unaudited)

OREO Properties by Type

	June 30, 2014			March 31, 2014			December 31, 2013
	Number of Properties	Amount	% of Total	Number of Properties	Amount	% of Total	Number of Properties	Amount	% of Total
Single-family homes	12	$2,053	10%	11	$1,733	7%	12	$3,405	12%
Land parcels	138	10,111	52%	140	10,746	46%	142	12,710	44%
Multi-family	2	423	2%	1	124	1%	1	175	1%
Office/industrial	11	6,365	32%	15	10,005	42%	20	11,301	40%
Retail	1	871	4%	1	957	4%	1	957	3%
Total	164	$19,823	100%	168	$23,565	100%	176	$28,548	100%

(1)	Refer to Glossary of Terms for definition.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	2Q14	1Q14	4Q13	3Q13	2Q13
Change in allowance for loan losses:
Balance at beginning of period	$146,768	$143,109	$145,513	$148,183	$153,992
Loans charged-off:
Commercial	(2,142)	(1,487)	(1,536)	(7,285)	(2,372)
Commercial real estate	(2,082)	(2,582)	(7,297)	(1,706)	(8,725)
Construction	—	—	—	—	—
Residential real estate	(180)	(235)	(1,887)	(395)	(783)
Home equity	(268)	(447)	(591)	(2,146)	(334)
Personal	(13)	(130)	(51)	(893)	(2,776)
Total charge-offs	(4,685)	(4,881)	(11,362)	(12,425)	(14,990)
Recoveries on loans previously charged-off:
Commercial	813	3,662	2,898	1,301	459
Commercial real estate	1,360	688	302	366	141
Construction	9	7	7	7	25
Residential real estate	135	300	4	7	2
Home equity	60	28	80	135	199
Personal	20	406	757	142	46
Total recoveries	2,397	5,091	4,048	1,958	872
Net (charge-offs) recoveries	(2,288)	210	(7,314)	(10,467)	(14,118)
Provisions charged to operating expenses	2,011	3,449	4,910	7,797	8,309
Balance at end of period	$146,491	$146,768	$143,109	$145,513	$148,183

Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$85,213	$81,402	$75,873	$74,734	$64,868
Commercial real estate	28,420	28,096	29,826	30,843	36,820
Construction	3,621	3,547	3,338	3,314	2,626
Residential real estate	4,650	4,780	5,143	4,254	4,945
Home equity	3,300	3,226	3,262	2,952	3,070
Personal	2,800	2,950	3,290	2,718	3,130
Total allocated	128,004	124,001	120,732	118,815	115,459
Specific reserve	18,487	22,767	22,377	26,698	32,724
Total	$146,491	$146,768	$143,109	$145,513	$148,183

Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	59%	56%	53%	52%	44%
Commercial real estate	19%	19%	21%	21%	25%
Construction	2%	2%	2%	2%	2%
Residential real estate	3%	3%	4%	3%	3%
Home equity	2%	2%	2%	2%	2%
Personal	2%	2%	2%	2%	2%
Total allocated	87%	84%	84%	82%	78%
Specific reserve	13%	16%	16%	18%	22%
Total	100%	100%	100%	100%	100%

Allowance for loan losses to:
Total loans	1.32%	1.34%	1.34%	1.40%	1.47%
Nonperforming loans	191%	156%	152%	128%	122%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)

	6/30/14	% of Total	3/31/14	% of Total	12/31/13	% of Total	9/30/13	% of Total	6/30/13	% of Total
	(Unaudited)		(Unaudited)		(Audited)		(Unaudited)		(Unaudited)
Noninterest-bearing deposits	$3,387,424	28%	$3,103,736	26%	$3,172,676	26%	$3,106,986	26%	$2,736,868	24%
Interest-bearing demand deposits	1,230,681	10%	1,466,095	12%	1,470,856	12%	1,183,471	10%	1,234,134	11%
Savings deposits	281,099	2%	288,686	3%	284,482	2%	260,822	2%	245,133	2%
Money market accounts	4,752,148	39%	4,497,712	38%	4,515,079	38%	4,517,235	38%	4,409,797	39%
Time deposits	1,299,616	11%	1,320,466	11%	1,336,522	11%	1,333,232	11%	1,355,522	12%
Brokered time deposits:
Client other	113,104	*	111,601	1%	114,249	1%	127,214	1%	136,082	1%
Non-client traditional	604,688	5%	458,344	4%	408,365	3%	548,429	5%	445,666	4%
Client CDARS(1)	554,575	5%	639,521	5%	711,412	7%	755,167	7%	695,130	6%
Non-client CDARS(1)	12,866	*	—	—%	—	—%	—	—%	50,000	1%
Total brokered time deposits	1,285,233	10%	1,209,466	10%	1,234,026	11%	1,430,810	13%	1,326,878	12%
Total deposits	$12,236,201	100%	$11,886,161	100%	$12,013,641	100%	$11,832,556	100%	$11,308,332	100%
Client deposits(1)	$11,618,647	95%	$11,427,817	96%	$11,605,276	97%	$11,284,127	95%	$10,812,666	95%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	Refer to Glossary of Terms for definition.

*	Less than 1%.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Quarters Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$225,135	$139	0.24%	$233,311	$142	0.24%	$181,823	$112	0.24%
Securities:
Taxable	2,291,837	13,625	2.38%	2,237,628	13,255	2.37%	2,149,465	12,519	2.33%
Tax-exempt (2)	268,765	2,176	3.24%	265,551	2,329	3.51%	239,851	2,337	3.90%
Total securities	2,560,602	15,801	2.47%	2,503,179	15,584	2.49%	2,389,316	14,856	2.49%
FHLB stock	28,916	59	0.81%	30,005	33	0.44%	34,270	62	0.72%
Loans, excluding covered assets:
Commercial	7,485,211	81,366	4.30%	7,186,657	78,215	4.35%	6,635,679	74,150	4.42%
Commercial real estate	2,470,926	22,132	3.54%	2,487,677	22,009	3.54%	2,502,503	23,920	3.78%
Construction	378,189	3,612	3.78%	315,136	3,077	3.91%	194,958	2,051	4.16%
Residential	348,267	3,221	3.70%	350,388	3,357	3.83%	395,196	3,633	3.68%
Personal and home equity	355,262	2,747	3.10%	362,335	2,753	3.08%	376,955	3,031	3.22%
Total loans, excluding covered assets (3)	11,037,855	113,078	4.06%	10,702,193	109,411	4.09%	10,105,291	106,785	4.18%
Covered assets (4)	84,246	618	2.91%	95,842	788	3.30%	148,242	621	1.66%
Total interest-earning assets (2)	13,936,754	$129,695	3.69%	13,564,530	$125,958	3.72%	12,858,942	$122,436	3.77%
Cash and due from banks	148,143			146,746			143,973
Allowance for loan and covered loan losses	(164,694)			(164,933)			(181,235)
Other assets	486,593			483,870			588,082
Total assets	$14,406,796			$14,030,213			$13,409,762
Liabilities and Equity:
Interest-bearing demand deposits	$1,199,553	$842	0.28%	$1,293,652	$942	0.30%	$1,250,305	$1,034	0.33%
Savings deposits	285,501	194	0.27%	284,703	196	0.28%	246,928	126	0.21%
Money market accounts	4,947,609	3,893	0.32%	4,660,158	3,778	0.33%	4,383,915	3,760	0.34%
Time and brokered time deposits	2,591,585	5,034	0.78%	2,547,508	4,806	0.77%	2,647,015	4,956	0.75%
Total interest-bearing deposits	9,024,248	9,963	0.44%	8,786,021	9,722	0.45%	8,528,163	9,876	0.46%
Short-term and secured borrowings	45,363	141	1.23%	43,289	196	1.81%	173,089	410	0.94%
Long-term debt	627,716	6,496	4.13%	627,793	6,488	4.13%	499,793	7,613	6.08%
Total interest-bearing liabilities	9,697,327	16,600	0.69%	9,457,103	16,406	0.70%	9,201,045	17,899	0.78%
Noninterest-bearing demand deposits	3,202,460			3,101,219			2,816,783
Other liabilities	128,428			136,478			141,793
Equity	1,378,581			1,335,413			1,250,141
Total liabilities and equity	$14,406,796			$14,030,213			$13,409,762
Net interest spread (2)			3.00%			3.02%			2.99%
Contribution of noninterest-bearing sources of funds			0.21%			0.21%			0.23%
Net interest income/margin (2)		113,095	3.21%		109,552	3.23%		104,537	3.22%
Less: tax equivalent adjustment		744			800			805
Net interest income, as reported		$112,351			$108,752			$103,732

(1)	Interest income included $6.6 million, $6.2 million, and $6.3 million in loan fees for the quarter ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Average loans on a nonaccrual basis for the recognition of interest income totaled $86.7 million, $93.0 million, and $125.3 million for the quarter ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively, and are included in loans for purposes of this analysis. Interest foregone on nonperforming loans was estimated to be approximately $836,000, $870,000 and $1.2 million for the quarter ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively, based on the average loan portfolio yield for the corresponding period.

(4)	Covered interest-earning assets consist of loans acquired through an FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Six Months Ended June 30,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$229,200	$281	0.24%	$258,444	$320	0.25%
Securities:
Taxable	2,264,882	26,880	2.37%	2,128,004	25,341	2.38%
Tax-exempt (2)	267,167	4,505	3.37%	230,240	4,623	4.02%
Total securities	2,532,049	31,385	2.48%	2,358,244	29,964	2.54%
FHLB stock	29,457	92	0.62%	36,189	152	0.83%
Loans, excluding covered assets:
Commercial	7,336,579	159,581	4.33%	6,582,441	145,406	4.39%
Commercial real estate	2,479,255	44,141	3.54%	2,576,407	49,312	3.81%
Construction	346,880	6,689	3.84%	191,604	4,004	4.16%
Residential	349,426	6,579	3.77%	400,805	7,395	3.69%
Personal and home equity	358,784	5,500	3.09%	383,155	6,237	3.28%
Total loans, excluding covered assets (3)	10,870,924	222,490	4.07%	10,134,412	212,354	4.17%
Covered assets (4)	90,012	1,405	3.12%	155,004	1,839	2.37%
Total interest-earning assets (2)	13,751,642	$255,653	3.70%	12,942,293	$244,629	3.76%
Cash and due from banks	147,448			143,443
Allowance for loan and covered loan losses	(164,813)			(185,043)
Other assets	485,268			612,269
Total assets	$14,219,545			$13,512,962
Liabilities and Equity:
Interest-bearing demand deposits	$1,246,343	$1,784	0.29%	$1,257,482	$2,149	0.34%
Savings deposits	285,104	391	0.28%	260,543	291	0.23%
Money market accounts	4,804,677	7,670	0.32%	4,474,835	7,995	0.36%
Time and brokered time deposits	2,569,668	9,840	0.77%	2,587,113	10,084	0.79%
Total interest-bearing deposits	8,905,792	19,685	0.45%	8,579,973	20,519	0.48%
Short-term and secured borrowings	44,332	337	1.51%	133,219	528	0.79%
Long-term debt	627,754	12,984	4.13%	499,793	15,221	6.08%
Total interest-bearing liabilities	9,577,878	$33,006	0.69%	9,212,985	$36,268	0.79%
Noninterest-bearing demand deposits	3,152,119			2,910,375
Other liabilities	132,432			150,654
Equity	1,357,116			1,238,948
Total liabilities and equity	$14,219,545			$13,512,962
Net interest spread (2)(5)			3.01%			2.97%
Contribution of noninterest-bearing sources of funds			0.21%			0.23%
Net interest income/margin (2)(5)		222,647	3.22%		208,361	3.20%
Less: tax-equivalent adjustment		1,544			1,589
Net interest income, as reported		$221,103			$206,772

(1)	Interest income included $12.7 million and $11.5 million in loan fees for the six months ended June 30, 2014 and 2013, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Average loans on a nonaccrual basis for the recognition of interest income totaled $89.3 million and $131.5 million for the six months ended June 30, 2014 and 2013, respectively, and are included in loans for purposes of this analysis. Interest foregone on nonperforming loans was estimated to be approximately $1.7 million and $2.6 million for the six months ended June 30, 2014 and 2013, respectively, based on the average loan portfolio yield for the corresponding period.

(4)	Covered interest-earning assets consist of loans acquired through an FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies, and this may affect the usefulness of these measures to investors. Calculations of the Tier 1 common equity to risk-weighted assets ratio contained herein exclude the effect of the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Amounts in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Quarters Ended
	2014		2013
	June 30	March 31	December 31	September 30	June 30
Taxable-equivalent net interest income
U.S. GAAP net interest income	$112,351	$108,752	$108,456	$105,835	$103,732
Taxable-equivalent adjustment	744	800	840	818	805
Taxable-equivalent net interest income (a)	$113,095	$109,552	$109,296	$106,653	$104,537

Average Earning Assets (b)	$13,936,754	$13,564,530	$13,472,632	$13,154,557	$12,858,942

Net Interest Margin ((a) annualized) / (b)	3.21%	3.23%	3.18%	3.18%	3.22%

Net Revenue
Taxable-equivalent net interest income	$113,095	$109,552	$109,296	$106,653	$104,537
U.S. GAAP non-interest income	30,259	26,236	26,740	27,773	29,009
Net revenue (c)	$143,354	$135,788	$136,036	$134,426	$133,546

Operating Profit
U.S. GAAP income before income taxes	$66,818	$55,531	$54,893	$54,219	$46,643
Provision for loan and covered loan losses	327	3,707	4,476	8,120	8,843
Taxable-equivalent adjustment	744	800	840	818	805
Operating profit	$67,889	$60,038	$60,209	$63,157	$56,291

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$75,465	$75,750	$75,827	$71,269	$77,255
Net revenue	$143,354	$135,788	$136,036	$134,426	$133,546
Efficiency ratio (d) / (c)	52.64%	55.79%	55.74%	53.02%	57.85%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$40,824	$34,505	$33,706	$33,058	$28,915
Amortization of intangibles, net of tax	458	458	471	472	473
Adjusted net income (e)	$41,282	$34,963	$34,177	$33,530	$29,388

Average Tangible Common Equity
U.S. GAAP average total equity	$1,378,581	$1,335,413	$1,300,893	$1,257,541	$1,250,141
Less: average goodwill	94,041	94,041	94,477	94,494	94,506
Less: average other intangibles	7,749	8,506	10,074	10,865	11,644
Average tangible common equity (f)	$1,276,791	$1,232,866	$1,196,342	$1,152,182	$1,143,991

Return on average tangible common equity ((e) annualized) / (f)	12.97%	11.50%	11.33%	11.55%	10.3%

Non-U.S. GAAP Financial Measures (continued)
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Taxable-equivalent net interest income
U.S. GAAP net interest income	$221,103	$206,772
Taxable-equivalent adjustment	1,544	1,589
Taxable-equivalent net interest income (a)	$222,647	$208,361

Average Earning Assets (b)	$13,751,642	$12,942,293

Net Interest Margin ((a) annualized) / (b)	3.22%	3.20%

Net Revenue
Taxable-equivalent net interest income	$222,647	$208,361
U.S. GAAP non-interest income	56,495	59,477
Net revenue (c)	$279,142	$267,838

Operating Profit
U.S. GAAP income before income taxes	$122,349	$90,831
Provision for loan and covered loan losses	4,034	19,200
Taxable-equivalent adjustment	1,544	1,589
Operating profit	$127,927	$111,620

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$151,215	$156,218
Net revenue	$279,142	$267,838
Efficiency ratio (d) / (c)	54.17%	58.33%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$75,329	$56,185
Amortization of intangibles, net of tax	916	946
Adjusted net income (e)	$76,245	$57,131

Average Tangible Common Equity
U.S. GAAP average total equity	$1,357,116	$1,238,948
Less: average goodwill	94,041	94,513
Less: average other intangibles	8,125	12,033
Average tangible common equity (f)	$1,254,950	$1,132,402

Return on average tangible common equity ((e) annualized) / (f)	12.27%	10.19%

Non-U.S. GAAP Financial Measures (continued)
(Amounts in thousands)
(Unaudited)

	2014		2013
	June 30	March 31	December 31	September 30	June 30
Tier 1 Common Capital
U.S. GAAP total equity	$1,397,821	$1,343,246	$1,301,904	$1,273,688	$1,233,040
Trust preferred securities	244,793	244,793	244,793	244,793	244,793
Less: accumulated other comprehensive income, net of tax	23,406	13,147	9,844	18,323	14,180
Less: goodwill	94,041	94,041	94,041	94,484	94,496
Less: other intangibles	7,381	8,136	8,892	10,486	11,266
Less: disallowed servicing rights	32	32	—	—	—
Tier 1 risk-based capital	1,517,754	1,472,683	1,433,920	1,395,188	1,357,891
Less: trust preferred securities	244,793	244,793	244,793	244,793	244,793
Tier 1 common capital (g)	$1,272,961	$1,227,890	$1,189,127	$1,150,395	$1,113,098

Tangible Common Equity
U.S. GAAP total equity	$1,397,821	$1,343,246	$1,301,904	$1,273,688	$1,233,040
Less: goodwill	94,041	94,041	94,041	94,484	94,496
Less: other intangibles	7,381	8,136	8,892	10,486	11,266
Tangible common equity (h)	$1,296,399	$1,241,069	$1,198,971	$1,168,718	$1,127,278

Tangible Assets
U.S. GAAP total assets	$14,602,404	$14,304,782	$14,085,746	$13,869,140	$13,476,493
Less: goodwill	94,041	94,041	94,041	94,484	94,496
Less: other intangibles	7,381	8,136	8,892	10,486	11,266
Tangible assets (i)	$14,500,982	$14,202,605	$13,982,813	$13,764,170	$13,370,731

Risk-weighted Assets (j)	$13,506,797	$13,160,955	$12,938,576	$12,630,779	$12,294,375

Period-end Common Shares Outstanding (k)	78,069	78,049	77,708	77,680	77,630

Ratios:
Tier 1 common equity to risk-weighted assets (g) / (j)	9.42%	9.33%	9.19%	9.11%	9.05%
Tangible common equity to risk-weighted assets (h) / (j)	9.60%	9.43%	9.27%	9.25%	9.17%
Tangible common equity to tangible assets (h) / (i)	8.94%	8.74%	8.57%	8.49%	8.43%
Tangible book value (h) / (k)	$16.61	$15.90	$15.43	$15.05	$14.52

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

CDARS® deposit program - A deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships. These deposits are classified as brokered time deposits for regulatory deposit purposes; however, we classify certain of these deposits as client CDARS® due to the source being our client relationships and are, therefore, not traditional ‘brokered’ time deposits. We also participate in a non-client CDARS® program that is more like a traditional brokered time deposit program.

Client deposits - Total deposits, net of non-client traditional brokered time deposits and non-client CDARS®. Client deposits also include omnibus accounts maintained by financial service companies and other firms representing underlying accounts of their customers, some of which may be classified as brokered deposits for regulatory purposes.

Common equity - Total equity less preferred stock.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the situation warrants.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of net interest income on a tax-equivalent basis and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Glossary of Terms (continued)

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights (as currently defined by the Board of Governors of the Federal Reserve System without giving effect to the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015) to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 common capital - Tier 1 risk-based capital, less preferred equity, less trust preferred capital securities, and less noncontrolling interests, as calculated under currently effective requirements and without giving effect to the final Basel III capital rules recently adopted and issued by the Federal Reserve Board in July 2013.

Tier 1 equity to risk-weighted assets ratio - Tier 1 common capital divided by period-end risk-weighted assets. This is a non-U.S. GAAP financial measure and for purposes of our presentation we calculate risk-weighted assets under currently effective requirements and not under the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred capital securities, plus certain noncontrolling interests that are held by others; less goodwill and certain other intangible assets, less equity investments in nonfinancial companies, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interest not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.